UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2015

BONE BIOLOGICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Ave. Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 661-2224

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 9, 2015, the Board of Directors of Bone Biologics Corporation (the “Company”) appointed Deina H. Walsh, age 51, to a full-time position as Chief Financial Officer (“CFO) and principal accounting officer of the Company effective as of December 1, 2015. Ms. Walsh will provide full-time services as CFO pursuant to an employment entered into on December 1, 2015 (the “Employment Agreement”). Ms. Walsh had served as the Company’s CFO on a part time basis since November 4, 2014.

Ms. Walsh is a certified public accountant and founded DHW CPA, PLLC a Public Companies Accounting Oversight Board (PCAOB) registered in 2014. Prior to forming her firm, Ms. Walsh has 13 years at the public accounting firm, EFP Rotenberg, LLP, where as a partner she was actively responsible for leading firm audit engagements of publicly held entities in accordance with PCAOB standards and compliance with SEC regulations, including internal control requirements under section 404 of the Sarbanes-Oxley Act. Ms. Walsh had a global client base including entities throughout the United States, Canada and China. These entities encompass a diverse range of industries including manufacturing, wholesale, life sciences, pharmaceuticals, and technology. Her experience includes work with start-up companies and well-established operating entities. She has assisted many entities seeking debt and equity capital. Areas of specialty include mergers, acquisitions, reverse mergers, consolidations, complex equity structures, foreign currency translations and revenue recognition complexities. Ms. Walsh has an Associates of Science Degree in Business Administration from Monroe Community College and a Bachelor of Science Degree in Accounting from the State University of New York at Brockport

Other than as set out in the Employment Agreement, there are no material relationships between the Company and any of its affilates. Ms. Walsh has no family relationship with any director or executive officer of the Company.

Under the terms of the Employment Agreement, Ms. Walsh will serve as the Company’s full-time Chief Executive Officer at-will and not for any specified period and may be terminated at any time with or without cause. Her base salary will be $200,000. During each calendar year beginning in 2016, Ms. Walsh shall be eligible to earn an annual target bonus of thirty-five percent (35%) of her base salary as in-effect for the applicable calendar year, subject to the achievement of personal and corporate objectives or milestones to be established by the board of directors, or any compensation committee thereof, (after considering any input or recommendations from Ms. Walsh) within sixty (60) days following the beginning of each calendar year during Ms. Walsh’s employment. In order to earn the annual bonus under this provision, the applicable objectives must be achieved and Ms. Walsh must be employed by Company at the time the annual bonus is distributed by Company. The annual bonus, if any, shall be paid on or before March 15th of the calendar year following the year in which it is considered earned. The actual annual bonus paid may be more or less than thirty-five percent (35%) of Ms. Walsh’s base salary.

Mr. Walsh entitled to purchase 465,795 shares of Common Stock of the Company as of the date of the grant on the condition that i) the exercise price will be the current market price on the date of the grant; and ii) 155,265 of the shares underlying the grant shall vest on the first anniversary of the execution of this Letter Agreement, 155,265 of the shares underlying the grant shall vest on the second anniversary of the execution of this Letter Agreement and 155,265 of the shares underlying the grant shall vest on the third anniversary of this Letter Agreement. Any portion of this stock option grant that is unvested on the date of your termination shall be forfeited on such date of termination except: (i) in the case of Termination by the Company Without Cause; and (ii) upon a Change in Control (as defined in the Equity Incentive Plan) of the Company, which shall result in the immediate accelerated vesting of all options granted but unvested under this Letter Agreement as of (i) or (ii). Such options shall be subject to the terms of the Equity Incentive Plan and Stock Option Agreements which shall be entered into at a later mutually agreed-upon date. To allow you to prevent or mitigate dilution of your equity interests in the Company, in connection with each financing, you shall be provided an opportunity to invest in the Company such that your interest, at your option, remains un-diluted or partially diluted.

The foregoing description of the Employment Agreement is not purported to be complete and is qualified in its entirety by reference to the complete text of such Employment Agreement attached hereto as Exhibit 10.1.

(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated November 9, 2015, by and between the Company and Employee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bone Biologics Corporation

	By:	/s/ Stephen R. LaNeve
	Name:	Stephen R. LaNeve
	Title:	Chief Executive Officer

Date: November 13, 2015